Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and the reference to our firm in the Statement of Additional Information, including references under the captions “Independent Registered Public Accounting Firm” and “Financial Statements” and to the incorporation by reference of our report dated November 30, 2020 on the financial statements and financial highlights of Ecofin Tax-Advantaged Social Impact Fund Inc., included in the Annual Report to Shareholders for the year ended September 30, 2020, in Post-Effective Amendment No. 4 to the Registration Statement under the Securities Act of 1933 (Form N-2, No. 333-222070), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, MN

January 28, 2021